Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 of Nephros, Inc. of our report, dated March 30, 2016 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated balance sheet of Nephros, Inc. as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2015.

/s/ Moody Famiglietti & Andronico, LLP

Tewksbury, MA
April 20, 2016